EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Employment Agreement") dated as of December 18, 2007 (the "Effective Date") by and between Destination Software, Inc., a New Jersey corporation having an office and principal place of business at 137 Hurffville-Cross Keys Road, Suite C, Sewell, NJ 08080 (hereinafter referred to as the "Company") and Susan Kain Jurgensen, an individual residing at 4 Oak Ridge Lane, Sewell, New Jersey 08080 (hereinafter referred to as the "Employee").

WITNESSETH:

WHEREAS, the Employee is an equity owner in Company; and

WHEREAS, simultaneously with the execution hereof, Green Screen Interactive Software, LLC ("GSIS") is acquiring all of the equity of Company pursuant to a Contribution Agreement dated as of July 24, 2007 among GSIS, Company, the Employee and others (the "Contribution Agreement"); and

WHEREAS, as a condition to closing of the transactions contemplated by the Contribution Agreement, GSIS and Company require that the Employee agree to provide services to the Company for the benefit of the Company, its parent, affiliates and subsidiaries upon the terms and conditions herein set forth; and

WHEREAS, the Employee desires to render such services in order to induce GSIS to consummate the closing under the Contribution Agreement; and

WHEREAS, the Company is the owner of the Company's business and the Company's accounts, clients and customers, all of which comprise a substantial part of the good will of the Company; and

WHEREAS, the Company wishes to protect its business, good will and confidential and proprietary information.

NOW, THEREFORE, in consideration of the premises herein, and the mutual promises and undertakings herein contained and set forth, and for other good and valuable consideration, made over by each party to the other, the receipt and sufficiency of which are hereby acknowledged, it is covenanted and agreed as follows:

1. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept employment by the Company, upon and subject to the terms and conditions of this Agreement.

2. Term. The term of this Agreement shall begin on the date hereof (the "Commencement Date") and shall continue for a period of four (4) years, unless sooner terminated in the manner provided for herein (the "Term"). As used herein, the term "Contract Year" shall mean each 12 month period during the term of this Agreement.

3. Compensation.

A. Base Salary. For all services to be rendered by the Employee to the Company under this Agreement, or otherwise, the Company shall pay to the Employee a base salary ("Base Salary") at the rate of Three Hundred Thousand Dollars ($300,000) for the first Contract Year with increases of 4% for each subsequent Contract Year, which sum shall be paid on such basis as the Company shall reasonably determine, but not less frequently than monthly. It is understood that the Company may, in its sole discretion, increase said base salary without affecting any of the other terms of this Agreement.

B. Bonuses. Employee shall be eligible to receive bonuses of: (i) $150,000 for each Contract Year, payable in equal quarterly installments, if the [new label, the name of which has not been determined as of the date hereof] licenses and publishes at least 10 video game SKUs in such Contract Year; (ii) a $150,000 per Contract Year sales bonus if Company-wide sales equal or exceed $30 million for such Contract Year; (iii) a $750,000 one time bonus if [new label] exceeds $85 million in sales with an Operating Margin of no less than 10% in any one fiscal year; and (iv) an additional $750,000 one time bonus if [new label] exceeds $125 million in sales with an Operating Margin of no less than 10% in any one fiscal year. "Operating Margin" is defined as [new label's] sales, net of all applicable sales discounts, allowances and markdowns consistent with those recorded on GAAP-based financial statements, cost of sales (including cost of manufacturing, freight-in, royalties, development advances and costs, and inventory write-downs), marketing costs, distribution costs, and sales, general and administrative costs specific to [new label].

C. Equity. Employee shall be eligible to participate in any incentive equity option plan Company may have, subject to the discretion of the compensation committee of Company, such committee taking into account Employee's senior management role in the Company.

4. Social Security and Withholding. All compensation provided for in this Agreement shall be subject to the Company deducting therefrom such Social Security, withholding and any other payments as may be required by law.

5. Duties.

A. During the Term, the Employee will hold the initial office of President of the Company and President of [new label] and such other office(s) of the Company and/or its affiliates to which she may be elected or appointed, and Employee shall perform all duties incidental thereto as may be prescribed by the Company from time to time. The Employee shall report to the Chairman of GSIS and/or his/her designees. The precise services and responsibilities of the Employee may be extended or curtailed, from time to time, at the direction of the Company, in its sole discretion. In the event that the Employee is now or shall in the future be elected or appointed as an officer of the Company or of any affiliate of the Company during the Term, the Employee will serve in such capacity or capacities without further compensation; however, nothing herein shall be construed as requiring the Company, or anyone else, to cause the election or appointment of the Employee as such officer.

B. The Employee warrants and represents (and breach hereof shall be cause for termination by the Company of this Agreement) that she is not under any contractual or other obligations of any sort which will (i) prevent her from performing fully all of her obligations hereunder, and/or (ii) vest in any other person, firm or corporation any right to recover damages as a result of the Employee's performance hereunder, and/or (iii) permit any other person or entity to enjoin or otherwise prevent full compliance by her hereunder.

6. Extent of Services. The Employee shall devote her entire, full time, attention, energies and best efforts to the business of the Company, and shall not during the Term be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; but this shall not be construed as preventing the Employee from investing her assets in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made. The Employee agrees to perform faithfully and to the best of her ability all assignments given her by the Company.

7. Benefits. During the Term:

A. Vacation. The Employee shall be entitled to a vacation of twenty five (25) working days during each Contract Year, or pro rata for a portion of a Contract Year. The time or times of said vacation shall be determined by the mutual agreement of the Company and the Employee, provided, however, that any vacation absence exceeding ten (10) consecutive vacation days shall be subject to the prior approval of the Company, which approval shall not be unreasonably withheld.

B. Benefits. The Employee and her dependents, if applicable, shall be eligible to participate in any plan of the Company relating to group life insurance, medical coverage, dental coverage, disability insurance, education and/or other retirement or employee benefit plans or programs that the Company has adopted or may adopt for the benefit of its executive employees ("Plans"). The Employee acknowledges and agrees that the Company shall have the absolute right, at any time and from time to time, to modify, amend, replace and/or discontinue any of the Plans. Notwithstanding anything herein to the contrary, Company acknowledges that medical coverage is a significant component to this Agreement based upon health issues relating to Employee's family and agrees that it will provide either (a) medical coverage equal to or greater than the present policy in place for Company or (b) in the event the medical coverage provided by Company is less than the policy currently in place for Company, reimbursement to Employee for the cost of insurance which she will purchase privately to make up the shortfall in coverage.

C. Expenses. The Employee is authorized to incur reasonable and necessary expenses (including a first class seat when traveling by air or business class when traveling by train) for promoting the business of the Company, including expenses for entertainment, travel and similar items; provided, however, that any single such expense in excess of $3,000 (three thousand dollars) must be approved in advance by the Company. The Company will pay for and/or reimburse the Employee for all such expenses upon the presentation by the Employee, within thirty (30) days of the date incurred, of an itemized account of such expenditures and invoices and/or such other verification of such expenses as may be requested by the Company.

D. Company Car. Company shall maintain the GMAC Cadillac Escalade lease dated October 21, 2006 and insurance for the term of such lease. Such vehicle shall be used by Employee primarily for business purposes. After the expiration of such lease, Company shall reimburse Employee up to $1,400 per month for lease and insurance costs associated with her automobile.

8. Title to Business. The Employee shall keep and maintain accurate, detailed and legible records of all work performed by the Employee on behalf of the Company, including, but not limited to, specific proposals to clients and customers, proposals and presentations, the Employee's work product and other ideas created and implemented during the Term. All right, title, and interest in and to all of the above, together with any and all books, records, accounts, good will, all related business and all other business conducted by the Company, or the Employee on the Company's behalf, whether produced by the Employee or not, and any renewals thereof, shall remain in the Company before and after the termination of this Agreement for any reason.

9. Ventures. If, during the Term of this Agreement, the Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company or its affiliates and a third party or parties, all rights in such project, program or venture shall belong to the Company. The Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary to be paid to the Employee as provided in this Agreement.

10. Life Insurance. The Company may, in its discretion, at any time after the execution of this Agreement, apply for and procure as owner, and for its own benefit, insurance on the life of the Employee, in such amounts and in such form or forms as the Company may choose. The Employee shall have no interest whatsoever in any such policy or policies, but shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be reasonably required by the insurance Company or companies to whom the Company has applied for such insurance.

11. Confidentiality of Information.

A. The Employee acknowledges and recognizes that in the course of her employment hereunder she will become acquainted with confidential and/or proprietary information of the Company, (all of such confidential and/or proprietary information being collectively referred to as "Confidential Information"). "Confidential Information" includes, but is not limited to, any trade secrets including confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or its affiliates, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company, whether developed by the Employee or by others, as well as all such information of affiliates of Company, including GSIS and other subsidiaries and affiliates of GSIS. In recognition of the foregoing, the Employee agrees that she will keep secret and confidential any and all Confidential Information and that she will not, directly or indirectly, without the prior written consent of the Company, either during the Term or at any time thereafter, except as may be required in the course of her employment hereunder:

(1) Communicate, divulge or otherwise disclose any such Confidential Information to any person or entity; and/or

(2) Use or attempt to use any such Confidential Information for any purpose or in any manner, including, without limiting the foregoing, for the purpose of inducing or attempting to induce any account, client and/or customer of the Company to become an account, client and/or customer of the Employee or of any person or entity with which the Employee is affiliated in any capacity; and/or for any purpose which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company.

B. All records, files, manuals, lists of customers, blanks, forms, materials, supplies, computer programs and other materials furnished to the Employee by the Company, used by her on its behalf, or generated or obtained by her during the course of her employment, shall be and remain the property of the Company. The Employee shall be deemed the bailee thereof for the use and benefit of the Company and shall safely keep and preserve such property, except as consumed in the normal business operations of the Company. The Employee acknowledges that this property is confidential and/or proprietary and is not readily accessible to the Company's competitors. Upon the termination of the Employee's employment for any reason whatsoever, all documents, records, notebooks, equipment, employee lists, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any confidential or proprietary aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company.

C. The products and proceeds of Employee's services hereunder that Employee may acquire, obtain, develop or create during the term of this Agreement, or that are otherwise made at the direction of the Company or with the use of the Company's or its affiliates' facilities or materials, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, packages, programs, inventions, products, programs, procedures, formats, intellectual properties, and other materials of any kind created or developed or worked on by the Employee during her employment by the Company (collectively, "Works"), shall be considered a "work made for hire," as that term is defined under the United States Copyright Act, and Employee shall be considered an employee for hire of the Company, and all rights in and to the Works, including the copyright or patent thereto, shall be the sole and exclusive property of the Company, as the sole author and owner thereof, and the copyright thereto may be registered by the Company in its own name, and the Employee will not have any right, title or interest of any nature or kind therein except to the extent that the Employee is required to use such Works in connection with her employment by the Company. Without limiting the foregoing, it will be presumed that any copyright, patent, trademark or other right and any idea, invention, product, program, procedure, format or material created, developed or worked on by the Employee at any time during the Term of her employment will be a result or proceed of the Employee's services under this Agreement. Furthermore, the Employee's right to any compensation or other amounts under this Agreement will not constitute a lien on any results or proceeds of the Employee's services under this Agreement. In the event that any part of the Works shall be determined not to be a work made for hire or shall be determined not to be owned by the Company, Employee hereby irrevocably assigns and transfers and agrees to assign and transfer to the Company, its successors and assigns, the following: (a) the entire right, title and interest in and to the copyrights, trademarks and other rights in any such Work and any rights in and to any works based upon, derived from, or incorporating any such Work ("Derivative Work"); (b) the exclusive right to obtain, register and renew the copyrights or copyright protection in any such Work or Derivative Work; (c) all income, royalties, damages, claims and payments now or hereafter due or payable with respect to any such Work and Derivative Work; and (d) all causes of action in law or equity, past and future, for infringements or violation of any of the rights in any such Work or Derivative Work, and any recoveries resulting therefrom. Employee also hereby waives in writing any moral or other rights that she has under state or federal laws, or under the laws of any foreign jurisdiction, which would give her any rights to constrain or prevent the use of any Work or Derivative Work, or which would entitle her to receive additional compensation from the Company. Employee shall execute all documents, including without limitation copyright assignments and applications and waivers of moral rights, and perform all acts that the Company may request, in order to assist the Company in perfecting its rights in and to any Work and Derivative Work anywhere in the world. Employee hereby appoints the officers of the Company as Employee's attorney-in-fact to execute documents on behalf of Employee for this limited purpose.

D. For the purposes of this Paragraph 11, subparagraphs A and B, "Company" shall be deemed to include GSIS and its subsidiaries and affiliates.

12. Covenant Not to Compete.

A. In order to induce the Company to enter into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Employee, the Employee agrees as follows:

(1) The Employee hereby agrees that she shall not, during the period of her employment and for any period she is receiving severance pay following such employment, directly or indirectly, within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder (of more than 5% of the outstanding stock of any business which is publicly traded, or of options to purchase more than 5% of the outstanding stock of any such business which is publicly traded), joint venturer, employee, consultant or otherwise) competitive with the Company's business activities.

(2) The Employee hereby agrees that she shall not, during the period of her employment and for a period of one (1) year following such employment, directly or indirectly solicit any of the Company's customers, or persons listed on the personnel lists of the Company, nor shall the Employee attempt to cause any person, firm or corporation which is a customer or client of or has a contractual relationship with the Company at the time of the termination of her employment to terminate such relationship with the Company, and this provision shall apply regardless of whether such customer, client or contracting party has a valid contractual arrangement with the Company. Except as required by law or legal process, at no time during the Term, or thereafter shall the Employee, engage in any conduct, directly or indirectly, that disparages the commercial, business or financial reputation of the Company. Except as required by law or legal process, at no time during the Term, or thereafter shall the Employer or any executive officer of the Company, engage in any conduct, directly or indirectly, that disparages the professional, business, financial or personal reputation of the Employee.

(3) For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs (1) and (2) above prohibit her, during the period referred to therein, from directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Employee, (but only those suppliers existing during the time of the Employee's employment by the Company, or at the termination of her employment), to discontinue or alter his, her or its relationship with the Company. Furthermore, for purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs (1) and (2) above prohibit her from engaging, hiring, retaining, or otherwise employing any person who was an officer or employee of the Company at the time of the termination of Employee's employment, or cause such person to otherwise become associated with the Employee or with any other person, corporation, partnership or other entity with which the Employee may thereafter become associated.

B. The Employee represents (i) that her experience and capabilities are such that the restrictions contained herein will not prevent her from obtaining employment or otherwise earning a living at the same general economic benefit as reasonably required by her and (ii) that she has, prior to the execution of this Agreement, reviewed this Agreement thoroughly with her legal counsel.

C. Employee acknowledges that the restrictions contained in Paragraphs 11 and 12 hereof are reasonable and necessary to protect the legitimate business interests of the Company and that the Company would not have entered into this Agreement in the absence of such restrictions. By reason of the foregoing, Employee agrees that if she violates any of the provisions of Paragraphs 11 and/or 12 hereof, the Company would sustain irreparable harm and, therefore, the Employee hereby irrevocably and unconditionally (i) agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise at law or in equity, all of which remedies shall be cumulative, the Company shall be entitled to apply to any court of competent jurisdiction for preliminary and permanent injunctive relief and other equitable relief, (ii) agrees that such relief and any other claim by the Company pursuant hereto may be brought in any court of general jurisdiction in New York, (iii) consents to the nonexclusive jurisdiction of any such court in any such suit, action or proceeding, and (iv) waives any objection which the Employee may have to the laying of venue of any such suit, action or proceeding in any such court. The Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions hereof.

D. The Employee agrees that the Company may provide a copy of this Agreement to any business or enterprise (i) which the Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which she may be connected with as an officer, director, employee, partner, principal, agent representative, consultant or otherwise, or in connection with which she may use or permit her name to be used. The Employee will provide the names and addresses of any of such persons or entities as the Company may from time to time reasonably request.

E. In the event of any breach or violation of any of the restrictions contained in subparagraph A. above, any time period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

F. If any commission, fee or other sum becomes payable to the Employee, or any person or entity with which the Employee is affiliated in any capacity, as a result of a violation by the Employee of any of the provisions of Paragraph 11 or of subparagraph A. of this Paragraph 12, then, in addition to any other legal and equitable remedies and/or contractual rights the Company may have, the Employee agrees to pay or cause the person or entity with which she is affiliated to account to the Company for and pay over to the Company any and all commissions, fees, profits, remuneration or other financial benefits obtained in connection with any such violation, and the Company may offset such amounts against any monetary obligations of the Company may have to the Employee hereunder or in connection with any other agreement between the Company and the Employee.

G. In the event of a breach or threatened breach by the Employee of any of the provisions of Paragraphs 11 or 12, the Company shall be entitled to seek injunctive relief and the Employee agrees that it shall not be a defense to any request for such relief that the Company has an adequate remedy at law. Notwithstanding the foregoing, the Company shall have such other remedies as may be appropriate under the circumstances, including, inter-alia, recovery of damages occasioned by such breach, all of which shall be cumulative and not exclusive. The existence of any claim or cause of action of the Employee against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of the covenants of Paragraphs 11 and/or 12. Each of the foregoing covenants shall be severable from the others.

H. It is the intent of the parties hereto that the covenants contained in Paragraphs 11 and 12 hereof shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of Paragraphs 11 or 12 hereof shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

I. If any provision contained in Paragraphs 11 or 12 hereof is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be deemed by the parties hereto as a permitted modification of this Agreement and be enforceable as contemplated hereby.

J. Without prejudice to any other right or remedy which may be available to the Company, to the maximum extent permitted by law, the Company shall have the right to set-off against and deduct from any payments due from the Company to the Employee (whether under this Agreement or otherwise) any loss or damage suffered by the Company in the event of any breach by the Employee of any of her covenants, agreements or obligations under this Agreement. In any legal suit concerning the enforcement of this Section 12, if the Employee prevails, she shall be entitled to collect all reasonable costs and expenses of suit, including, but not limited to, attorneys' fees.

K. For the purposes of Paragraph 12, Subparagraph A, "Company" shall be deemed to include GSIS and its subsidiaries and affiliates.

L. Notwithstanding anything herein to the contrary, the parties acknowledge that it is of the essence to this Agreement that Employee shall not be restricted in any manner pursuant to Section 12A (1) if Company fails to make a required severance payment pursuant to Section 13 below and does not make such payment within 5 business days after receiving a written demand for such payment from Employee, provided further that the Company shall be entitled to no more than two such opportunities to cure within a twelve month period.

M. Notwithstanding anything herein to the contrary, if pursuant to Section 12L above the Employee is not restricted by Section 12A (1) above, then the provisions of Section 12 A (3) shall not prohibit the Employee from, directly or indirectly, hiring Bruce Kain, Wesley Kain or Mercy Gonzalez so long as they are hired to be employed in a business that is not competitive with the Company's business activities.

13. Termination.

A. This Agreement shall terminate as follows:

(i) Immediately upon the death or Permanent Disability (hereinafter defined) of the Employee. Any base salary or other payments accrued or due to the Employee, as of the date of such termination, shall remain due and payable and shall be paid by the Company to the Employee or the Employee's estate, as the case may be, as soon as practicable thereafter, but no later than sixty (60) days from the effective date of termination. For purposes hereof, "Permanent Disability" shall mean the inability of the Employee to perform her duties hereunder due to mental or physical illness or other incapacity (as determined in good faith by a physician mutually acceptable to the Company and the Employee) for a period of more than 90 consecutive days (or more than 90 days during any 270 day period). During any period of disability prior to termination on account of Permanent Disability, the Employee shall continue to be paid her base salary under Paragraph 3 above and be provided with the benefits referred to in Paragraph 7.B. above. The Company will be entitled to deduct from all payments to be made to the Employee during any disability period an amount equal to all disability payments payable to the Employee from Workers' Compensation, Social Security and/or any disability insurance policies or programs maintained by the Company, as the case may be; or

(ii) By the Company for "Cause" (defined below) immediately upon written notice from the Company to the Employee (subject to any cure periods set forth herein). For purposes hereof, the term. "Cause" shall mean any of the following events: (a) conviction of the Employee in a court of law of any crime or offense involving money or other property of the Company or of any felony; or (b) a material breach by the Employee of a fiduciary duty or duty of loyalty to the Company; or (c) the misappropriation of any asset or opportunity of the Company by or on behalf of the Employee. In the event that this Agreement is terminated by the Company for "Cause" the Company shall have no further obligations hereunder, except that the Employee's Base Salary to which the Employee shall be entitled for any periods prior to termination shall be prorated to the date of termination and shall be paid to the Employee (subject to any right of set-off in favor of the Company); or

(iii) By Employee in the event the Company requires Employee to be based at an office location either more than a 20 mile radius from Sewell, New Jersey or outside of the State of New Jersey. In such event, such termination shall be deemed to have been by the Company "without Cause" and Paragraph 13 B shall apply.

B.           (i) If the Employee's employment is terminated by Company without Cause during the first two years of the Term, Employee shall receive an amount equal to two years Base Salary and an amount equal to two times the amount of the bonus earned by Employee during the 12 month period prior to her termination, excluding any amounts of the bonus paid or earned pursuant to Paragraph 3 B and/or (iv). If such termination occurs prior to the end of the first year of the Term, the amount of severance attributable to the bonus portion of her severance shall be determined after the first year of the Term. Such severance shall be paid to Employee in equal installments over two years, paid in accordance with Company's then current payroll schedule.

(ii) If the Employee's employment is terminated by Company without Cause during the third year of the Term, Employee shall receive an amount equal to her Base Salary plus bonus for the remainder of the Term, such bonus to be in an amount equal to the amount of the Bonus earned by Employee during the 12 month period prior to her termination, excluding any amounts of the bonus paid or earned pursuant to Paragraph 3 B (iii) and/or (iv). Such severance shall be paid to Employee in equal installments over the duration of the Term, paid in accordance with Company's then current payroll schedule.

(iii) If the Employee's employment is terminated by Company without Cause during the fourth year of the Term, Employee shall receive an amount equal to one year of Base Salary and an amount equal to the amount of the bonus earned by Employee during the 12 month period prior to her termination, excluding any amounts of the bonus paid or earned pursuant to Paragraph 3 B (iii) and/or (iv). Such severance shall be paid to Employee in equal installments over one year, paid in accordance with Company's then current payroll schedule.

C. The Company's obligation to provide the any payments pursuant to Paragraph 13 hereof is expressly conditioned upon the Employee's execution and delivery to the Company of a release agreement, as drafted at the time of the Company's termination of employment, including, but not limited to:

(i) An unconditional release of all rights to any claims, charges, complaints, grievances, known or unknown to the Employee, through the date of the Employee's termination from employment;

(ii) A representation and warranty that the Employee has not filed or assigned any claims, charges, complaints, or grievances against the Company;

(iii) An agreement not to use, disclose or make copies of any confidential information of the Company, as well as to return any such confidential information and property to the Company upon execution of such release;

(iv) An agreement to maintain the confidentiality of the release; and

(v) An agreement to indemnify the Company, in the event that the Employee breaches any portion of such release.

14. Choice of Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. Employee agrees to and does hereby submit to the exclusive jurisdiction before any state or federal court located in New York County, New York in connection with any claims, disputes or disagreements regarding this Agreement.

15. Amendment or Alterations. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both the Company and the Employee.

16. Notices. All notices and other communications hereunder shall be deemed to have been given if in writing and sent by commercial overnight courier service (e.g., Federal Express) or mailed certified or registered mail, postage prepaid, return receipt requested, as follows, or to such other address as either party may designate upon at least ten (10) days prior written notice:

A.	To the Company:

Green Screen Interactive Software, LLC
575 Broadway
New York, NY 10012
Attention: Chairman

With a copy to:

Green Screen Interactive Software, LLC
575 Broadway
New York, NY 10012
Attention: General Counsel

B.	To the Employee:

Susan J. Kain
4 Oak Ridge Lane
Sewell, NJ 08080

With a copy to:

PISARRI McENROE & CARERI
Attorneys at Law
126 State Street
Hackensack, NJ 07601
Attention: Frank Careri, Jr., Esq.

17. Waiver of Breach. No delay or omission by any party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

18. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Employee.

19. Entire Agreement. This Agreement is intended to supersede and replace any and all prior agreements and understandings between the parties hereto with respect to the employment of the Employee by Company. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification, amendment or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto.

20. Survival. The provisions of Paragraphs 8, 11, 12, 20 and 21 shall survive the expiration or termination of this Agreement for any reason whatsoever.

21. Miscellaneous.

A. The Employee agrees that the obligations of the Company hereunder shall be limited to the Company only, and the Employee agrees that she shall not bring any claim or suit against any director or shareholder of the Company or any other person other than the Company for any breach or default by the Company of its obligations hereunder.

B. If any, provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

C. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

[Signature Page Follows]

[Signature Page to Employment Agreement]

/s/ Susan Kain
SUSAN KAIN

[Signature Page to Employment Agreement]

DESTINATION SOFTWARE, INC.

By:	/s/ Susan Kain
Susan Kain, its President